UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 10, 2014

SEACOR Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12289	13-3542736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida		33316
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(954) 523-2200
Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On February 10, 2014, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the "Board") of SEACOR Holdings Inc. (the "Company"), the Board increased the size of the Board to seven (7) members and appointed David R. Berz to the Board to fill the newly created vacancy. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board approved a grant to Mr. Berz of an option to purchase 750 shares of common stock of the Company effective February 10, 2014 and a grant to Mr. Berz of 125 shares of common stock of the Company, which will be awarded on March 26, 2014. The stock option will vest and be exercisable on the earlier of (i) February 10, 2015 and (ii) the date of the first annual meeting of stockholders after the date of the grant, which the Board has determined will be May 28, 2014, provided that Mr. Berz continues to serve as a director of the Company on such date, subject to earlier vesting upon a change in control of the Company or the termination of his service as a director by reason of his disability, death or voluntary retirement.

Mr. Berz will receive director compensation of $46,077.78 for the remainder of 2014. Mr. Berz will also be entitled to receive $4,000 for each Board meeting attended in person and $2,000 for each meeting attended by telephone. Mr. Berz was appointed to the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Berz was a partner in the law firm of Weil, Gotshal & Manges LLP ("Weil") from August 1985 until December 31, 2013, when he retired from such firm. The Company paid such law firm a total of $1,126,201.02 in respect of fees and disbursements for services provided during the fiscal year ended December 31, 2013. Mr. Berz's 2013 compensation from Weil, however, was not in any way affected by the amount of fees paid by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By: /s/ Paul L. Robinson
Name:     Paul L. Robinson

Title:	Senior Vice President, General Counsel
and Corporate Secretary

Date:  February 10, 2014